Execution Copy

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (this "***Agreement***") is made effective as of August __, 2022 by and among Coyuchi, Inc., a California corporation (the "***Company***"), and Kevin R. Brine and Jessica Smith, individuals resident in California (the "***Lender***").

WHEREAS, the Company is currently in need of funds to help finance its operations; and

WHEREAS, the Lender is willing to advance funds to the Company in exchange for the issuance of certain promissory notes evidencing the Company's obligation to repay the Lender's loans of the advanced funds.

NOW THEREFORE, the parties hereby agree as follows:

1. NOTES; ADVANCES.

1.1 Note Purchase. Subject to the terms and conditions of this Agreement, the Company agrees to sell to the Lender, and the Lender agrees to purchase from the Company, Promissory Notes in the form attached to this Agreement as Exhibit A (individually a "***Note***" and collectively the "***Notes***") in an aggregate principal amount not to exceed US$4,750,000.00 (the "***Maximum Revolver Amount***") outstanding at any one time.

1.2 Revolver Advances; Maturity Date; Interest Rate. Subject to the terms and conditions of this Agreement, and during the term of this Agreement, the Lender agrees to make advances ("***Advances***") to the Company in an amount at any one time outstanding not to exceed an amount equal to the Maximum Revolver Amount. Amounts borrowed pursuant to this Section 1.2 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with any interest accrued thereon at a rate equal to the Interest Rate (as defined below) and unpaid shall be due and payable on December 31, 2024 (the "***Maturity Date***") or, if earlier, on the date on which they may be declared due and payable pursuant to the terms of this Agreement or the Notes. As used herein, the term ***Interest Rate*** shall mean the 12MAT Index + 7.75% per annum, rounded up to the nearest 1/8%. As used herein, the term ***12MAT Index*** shall mean the average of the twelve most recently published monthly yields on United States Treasury securities adjusted to a constant maturity of one year as published by the Board of Governors of the Federal Reserve System in the Statistical Release H.15. Interest shall be paid in monthly instalments by cash or wire payment into an account as provided by the Lender.

2. **BORROWING PROCEDURES; PREPAYMENT.**

2.1 **Initial Closing.** The initial purchase and sale of the Notes will take place at the offices of the Company at 10:00 a.m. Pacific Daylight Time, on the date hereof, or at such other time and place as the Company and the Lender agree (which time and place are referred to as the "***Initial Closing***"). At the Initial Closing, the Lender will deliver to the Company payment in full for the Note in the amount set forth opposite such Lender's name on Exhibit B, which such Lender agrees to purchase at the Initial Closing by wire transfer of funds to the Company, appropriate book keeping entry, conversion or satisfaction of other debt, or other same day funds as the parties may agree. At the Initial Closing, the Company will deliver to the Lender a duly executed Note in the principal amount set forth opposite such Lender's name on Exhibit B.

2.2 **Additional Advance(s).** Subject to the terms and conditions of this Agreement, at any time and from time to time during the term of this Agreement, the Company may request additional Advances hereunder by making a written request to Lender (an "***Advance Request***"). Each such Advance Request shall be sent in the manner prescribed for notices below and shall set forth the amount of such Advance and the date requested for payment of such Advance. Promptly after receipt of such request, Lender shall deliver to the Company payment in full for the amount set forth in such Advance Request by wire transfer of funds to the Company, and thereafter the Company will deliver to the Lender a duly executed Note in the principal amount of such Advance.

2.3 **Projections.** For planning purposes, the projected Advances to be made under this Agreement are set forth on Schedule 1 hereto. Such Schedule may be modified by the Company from time to time.

2.4 **Prepayment.** The Company may at any time, without penalty, prepay in whole or in part the unpaid balance of any Note or Notes. All payments will first be applied to the repayment of accrued interest until all then outstanding accrued interest has been paid, and then shall be applied to the repayment of principal. In the event any Note is prepaid, Lender shall return such Note to the Company for cancellation. In the event any Note is prepaid only in part, Lender shall return such Note to the Company for cancellation, and the Company shall deliver to the Lender a new Note duly executed in the amount of any remaining unpaid balance.

3. **REPRESENTATIONS AND WARRANTIES OF THE COMPANY.** The Company hereby represents and warrants to the Lender that the statements in the following paragraphs of this Section 3 are all true and complete as of immediately prior to the Initial Closing:

3.1 **Organization, Good Standing and Power and Authority.** The Company has been duly incorporated and organized, and is validly existing in good standing, under the laws of the State of California. The Company has the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and to execute and deliver this Agreement and the Notes to be purchased by the Lenders hereunder, to issue the Notes and to carry out and perform all its obligations under this Agreement and the Notes.

3.2 <u>Due Authorization</u>. All corporate action on the part of the Company necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under this Agreement and the Notes has been taken or will be taken prior to the Initial Closing, and this Agreement constitutes, and the Notes when executed and delivered, will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditor's rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

3.3 <u>Valid Issuance</u>.

(a) The Notes will be duly and validly issued when issued, sold and delivered in accordance with the terms of this Agreement.

(b) Based in part on the representations made by the Lender in Section 4 hereof, the offer and sale of the Notes solely to the Lender in accordance with this Agreement are exempt from the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the "***1933 Act***").

4. <u>REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF LENDER</u>. Lender hereby represents and warrants to the Company that:

4.1 <u>Authorization</u>. This Agreement constitutes Lender's valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. Lender represents that such Lender has full power and authority to enter into this Agreement.

4.2 <u>Purchase for Own Account</u>. The Notes will be acquired for investment for such Lender's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the 1933 Act, and such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.3 <u>Lender Bears Economic Risk and Can Protect its Interest</u>. Lender has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Lender must bear the economic risk of this investment indefinitely unless the Notes are registered pursuant to the 1933 Act, or an exemption from registration is available. Lender can bear the economic risk of this investment and is able to suffer a complete loss of such Lender's investment. Lender understands that the Company has no present intention of registering the Notes or any shares of its Common Stock. Lender represents that by reason of its, or of its management's, business or financial experience, Lender has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

4.4 **Accredited Lender Status.** Lender is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act.

4.5 **Regulation S.** If Lender is not a "U.S. Person" (as defined in Rule 902(o) under the 1933 Act), Lender further hereby represents, warrants and agrees that (a) its principal address is outside the United States and it was located outside the United States at the time any offer to acquire the Notes was made to it, (b) it is not a "U.S. Person", (c) it will not resell the Notes unless such resale is in compliance with Regulation S under the 1933 Act and (d) it will not engage in hedging transactions involving the Notes unless in compliance with the 1933 Act.

5. **COVENANTS**

5.1 **Use of Proceeds.** The Company shall use the proceeds from the sale of the Notes hereunder only for operating needs, including general working capital and capital expenditures and the payoff of any existing debt with First Republic Bank.

5.2 **Termination of Fee Agreement.** Upon the Initial Closing, the Fee Agreement dated as of April 1, 2019 (the "Fee Agreement") by and between the Company, Lender and the Smith Brine Family Trust u/d/t Dated 03/22/2018 shall be terminated and of no further force or effect.

6. **GENERAL PROVISIONS.**

6.1 **Survival of Warranties.** The representations, warranties and covenants of the Company and the Lender contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

6.2 **Successors and Assigns.** The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

6.3 **Governing Law.** This Agreement shall be governed by and construed under the internal laws of the State of California, without reference to principles of conflict of laws or choice of laws.

6.4 **Term.** This Agreement shall continue in full force and effect for a term ending on December 31, 2024.

6.5 **Counterparts.** This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.6 **Headings.** The headings and captions used in this Agreement are used only for convenience and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

6.7 **Notices.** Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (i) at the time of personal delivery, if delivery is in person; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) one (1) business day after deposit with an express overnight courier for North American deliveries, or two (2) business days after such deposit for deliveries outside of North America, with proof of delivery from the courier requested; or (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested); when addressed to the Lender at 930 Lilac Drive, Santa Barbara, CA 93108, Email: krbrine@gmail.com, or, in the case of the Company, at CEO, Coyuchi, Inc., 1400 Tennessee Street, Suite 1, San Francisco, CA 94107, Email: emockus@coyuchi.com, or at such other address as any party may designate by giving advance written notice to all other parties.

6.8 **No Finder's Fees.** Each party represents that it neither is nor will be obligated for any finder's or broker's fee or commission in connection with this transaction. Each Lender agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' or broker's fee (and any asserted liability) for which the Lender or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Lender from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.9 **Amendments and Waivers.** Any term of this Agreement and the Notes may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lender.

6.10 **Severability.** If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

6.11 **Entire Agreement.** This Agreement, together with all exhibits and schedules hereto, and the Notes entered into pursuant hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

6.12 **Further Assurances.** From and after the date of this Agreement, upon the request of the Lender or the Company, the Company and the Lender shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

6.13 **Costs, Expenses and Fees.** Each of the Company and the Lender shall pay their own respective fees and expenses, including of legal counsel, in connection with the

negotiation, preparation, execution and consummation of this Agreement, any ancillary agreements and the transactions contemplated hereby.

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In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY: COYUCHI, INC.

DocuSigned by:
By: Eileen Mockus
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Eileen Mockus, CEO

LENDER: KEVIN R. BRINE

DocuSigned by:
Kevin Brine
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JESSICA SMITH

DocuSigned by:
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